  Exhibit 99.1
External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis, Inc. Reports Second Quarter 2021 Financial Results

CUPERTINO, Calif. – August 12, 2021 - Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three and six months ended June 30, 2021.

“Revenues from ethanol sales in the second quarter of 2021 increased 16% compared to the second quarter of 2020 as economic recovery from COVID-19 continues to create increased demand for liquid transportation fuels along with its associated stronger pricing,” said Todd Waltz, Chief Financial Officer of Aemetis.  “North America revenues during the second quarter of 2021 increased to $54.7 million compared to $45.2 million during the second quarter of 2020. Capital expenditures for ultra-low carbon projects were $12.9 million for the first six months of 2021 as our engineering and construction teams progress with the initiatives outlined in our previously announced Five Year Plan,” added Waltz.

“We are pleased with the milestones accomplished during the second quarter of 2021, including progress in engineering and permitting the next 32 miles of biogas pipeline and several dairy digesters,” said Eric McAfee, Chairman and CEO of Aemetis.  “The Aemetis Biogas RNG project received approval for a Low Carbon Fuel Standard pathway that established a -426 carbon intensity for our dairy RNG biogas project, and we received California Environmental Quality Act approval for the 32-mile extension to our existing 4-mile biogas pipeline, in addition to an encroachment permit to construct approximately 20 miles of pipeline in Stanislaus County.  We also expanded the team managing the Aemetis Carbon Capture subsidiary to inject CO2 emissions into sequestration wells which are expected to be drilled at our two biofuels plant sites in California above unique shale formations.  We invite investors to review the updated Aemetis Corporate Presentation on the Aemetis home page prior to the earnings call.”

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-844-602-0380
Live Participant Dial In (International): +1-862-298-0970
Webcast URL:  https://www.webcaster4.com/Webcast/Page/2211/42353

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended June 30, 2021

Revenues during the second quarter of 2021 were $54.9 million compared to $47.8 million for the second quarter of 2020. Our North America operations in the second quarter of 2021, as compared to the second quarter of 2020, experienced steady sales volume with an increase in the selling price of ethanol from $2.63 per gallon to $2.78 per gallon, and an increase in the delivered corn price from an average of $4.55 per bushel during the second quarter of 2020 to $8.04 per bushel during the second quarter of 2021. Increased COVID-19 infection rates and high stearin costs negatively impacted sales in India.

Gross profit for the second quarter of 2021 was $3.6 million, compared to $14.1 million during the second quarter of 2020. Our North America segment accounted for substantially all of the reported, consolidated gross profit in both periods.

Selling, general and administrative expenses were $5.8 million during the second quarter of 2021, compared to $4.0 million during the second quarter of 2020 as a result of period expenses incurred as part of the development of our ultra-low carbon initiatives.

Operating loss was $2.1 million for the second quarter of 2021, compared to an operating income of $10.0 million for the second quarter of 2020 resulting from a combination of lower demand for the higher profitability industrial alcohol products and rising corn prices.

Interest expense during the second quarter of 2021 was $5.2 million, excluding accretion and other expenses in connection with Series A preferred units in our Aemetis Biogas LLC subsidiary, compared to $6.2 million during the second quarter of 2020. Additionally, our Aemetis Biogas LLC subsidiary recognized $3.8 million of accretion and other expenses in connection with preference payments on its preferred stock during the second quarter of 2021 compared to $1.4 million during the second quarter of 2020.

Net loss was $10.6 million for the second quarter of 2021, compared to a net income of $2.2 million for the second quarter of 2020.

Cash at the end of the second quarter of 2021 increased to $7.2 million, compared to $0.6 million at the end of 2020. Capital expenditures increased property, plant and equipment by $12.9 million driven by investments in our ultra-low carbon initiatives and company debt decreased by $48.7 million compared to December 31, 2020.

Financial Results for the Six Months Ended June 30, 2021

Revenues were $97.7 million for the first half of 2021, compared to $87.3 million for the first half of 2020, driven by an increase in the selling price of ethanol from $2.08 per gallon to $2.34 per gallon on increased volumes of 1.2 million gallons from 29.6 million gallons to 30.8 million gallons.

Gross profit for the first half of 2021 was $38 thousand, compared to $13.6 million during the first half of 2020, primarily attributable to delivered corn price increasing from $4.89 per bushel during the first half of 2020 to $7.44 per bushel during the first half of 2021.

Selling, general and administrative expenses were $11.1 million during the first half of 2021, compared to $8.0 million during the first half of 2020.

Operating loss was $11.1 million for the first half of 2021, compared to an operating income of $5.5 million for the first half of 2020.

Interest expense was $12.4 million during the first half of 2021, excluding accretion and other expenses of Series A preferred units in our Aemetis Biogas LLC subsidiary, compared to interest expense of $13.1 million during the first half of 2020. Additionally, our Aemetis Biogas LLOC subsidiary recognized $5.7 million of accretion and other expenses in connection with preference payments on its preferred stock during the first half of 2021 compared to $2.3 million during the first half of 2020.

Net loss for the first half of 2021 was $28.7 million, compared to a net loss of $9.9 million in 2020.

About Aemetis

Aemetis has a mission to transform renewable energy with below zero carbon intensity transportation fuels. Aemetis has launched the Carbon Zero production process to decarbonize the transportation sector using today's infrastructure.

Aemetis Carbon Zero products include zero-carbon fuels that can "drop-in" to be used in airplanes, truck, and ship fleets. Aemetis low-carbon fuels have substantially reduced carbon intensity compared to standard petroleum fossil-based fuels across their lifecycle.

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel, and biochemicals company focused on the acquisition, development, and commercialization of innovative technologies that replace petroleum-based products and reduce greenhouse gas emissions. Founded in 2006, Aemetis has completed Phase 1 and is expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas (RNG). Aemetis owns and operates a 65 million gallon per year ethanol production facility in California's Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis also owns and operates a 50 million gallon per year production facility on the East Coast of India, producing high-quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is developing the Carbon Zero Sustainable Aviation Fuel (SAF) and renewable diesel fuel biorefineries in California from renewable oils and orchard and forest waste. Aemetis holds a portfolio of patents and exclusive technology licenses to produce renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, gain on extinguishment, income tax expense, intangible and other amortization expense, accretion and other expenses of Series A preferred units, depreciation expense, and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to our five-year growth plan, expansion of our biogas digestor network, development of our carbon sequestration projects and development of our cellulosic ethanol business in North America.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, demand for high grade alcohol and related products, including hand sanitizers, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues	$54,884	$47,824	$97,691	$87,304
Cost of goods sold	51,238	33,765	97,653	73,678
Gross profit	3,646	14,059	38	13,626

Research and development expense	21	21	44	138
Selling, general and admin. expense	5,753	4,049	11,135	7,985
Operating income (loss)	(2,128)	9,989	(11,141)	5,503

Interest expense
Interest rate expense	4,529	5,574	10,494	11,160
Debt related fees and Amortization expense	690	614	1,905	1,904
Accretion and other expenses of Series A preferred units	3,800	1,362	5,743	2,322
Gain on debt extinguishment	(1,134)	-	(1,134)	-
Other expense	544	303	513	240
Income (loss) before income taxes	(10,557)	2,136	(28,662)	(10,123)

Income tax expense (benefit)	-	(56)	7	(263)

Net income (loss)	$(10,557)	$2,192	$(28,669)	$(9,860)

Net income (loss) per common share
Basic	$(0.34)	$0.11	$(1.00)	$(0.48)
Diluted	$(0.34)	$0.10	$(1.00)	$(0.48)

Weighted average shares outstanding
Basic	30,924	20,683	28,781	20,668
Diluted	30,924	21,152	28,781	20,668

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	June 30, 2021 (Unaudited)	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$7,175	$592
Accounts receivable	1,743	1,821
Inventories	4,570	3,969
Prepaid and other current assets	5,470	2,301
Total current assets	18,958	8,683

Property, plant and equipment, net	119,158	109,880
Right-of-use and other assets	5,171	6,576
Total assets	$143,287	$125,139

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$16,048	$20,739
Current portion of long term debt	9,910	44,974
Short term borrowings	14,107	14,541
Mandatorily redeemable Series B stock	3,302	3,252
Accrued property taxes	6,371	5,674
Accrued contingent litigation fees	6,200	6,200
Other liabilities	6,966	6,855
Total current liabilities	62,904	102,235

Total long term liabilities	204,407	207,648

Stockholders' deficit:
Series B convertible preferred stock	1	1
Common stock	32	23
Additional paid-in capital	183,015	93,426
Accumulated deficit	(302,749)	(274,080)
Accumulated other comprehensive loss	(4,323)	(4,114)
Total stockholders’ deficit	(124,024)	(184,744)
Total liabilities and stockholders' deficit	$143,287	$125,139

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$(10,557)	$2,192	$(28,669)	$(9,860)
Adjustments:
Interest expense	5,219	6,188	12,399	13,064
Depreciation expense	1,378	1,172	2,764	2,262
Accretion and other expenses of Series A preferred units	3,800	1,362	5,743	2,322
Share-based compensation	281	325	1,116	635
Intangibles and other amortization expense	12	12	24	24
Gain on debt extinguishment	(1,134)	-	(1,134)	-
Income tax expense (benefit)	-	(56)	7	(263)
Total adjustments	9,556	9,003	20,919	18,044
Adjusted EBITDA	$(1,001)	$11,195	$(7,750)	$8,184

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Ethanol and high grade alcohol
Gallons sold (in millions)	15.2	13.8	30.8	29.6
Average sales price/gallon	$2.78	$2.63	$2.34	$2.08
Percentage of nameplate capacity	110%	100%	112%	108%
WDG
Tons sold (in thousands)	101.4	90.9	205.3	198.0
Average sales price/ton	$105	$82	$106	$80
Delivered cost of corn
Bushels ground (in millions)	5.2	4.9	10.7	10.6
Average delivered cost / bushel	$8.04	$4.55	$7.44	$4.89
Biodiesel
Metric tons sold (in thousands)	0.1	2.6	0.5	6.3
Average sales price/metric ton	$1,017	$835	$1,024	$786
Percentage of nameplate capacity	0%	7%	1%	8%
Refined glycerin
Metric tons sold (in thousands)	0.0	0.4	0.1	0.6
Average sales price/metric ton	$967	$901	$956	$772